Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 6, 2012, with respect to the financial statements of Caesarstone Australia Pty Ltd included in the Registration Statement on Form F-1 and related Prospectus of Caesarstone Sdot-Yam Ltd. dated February 15, 2012.

/s/ Grant Thornton Australia Ltd
By: Grant Thornton Australia Ltd

Melbourne, Australia

February 15, 2012